Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	August 22, 2012

Contact:	James H. Nicholson

Chief Financial Officer

440-248-7171

PVF Capital Corp. Announces Fiscal 2012 Fourth-Quarter Earnings and Full-Year Financial Results

•	Net income for the fiscal 2012 fourth quarter of $0.8 million, fueled by strong mortgage banking revenue

•	Company achieves its 11th consecutive quarterly improvement in key regulatory asset quality ratios and meets asset quality targets established by the regulatory order

•	Nonperforming assets decline $5.5 million or 16.5%

•	Capital ratios remain strong and exceed prescribed regulatory levels

Solon, OH—PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced net income of $0.8 million, or $0.03 basic and diluted earnings per share, for the quarter ended June 30, 2012. These results compare with a net loss of $2.6 million, or $0.10 basic and diluted loss per share, for the prior-year quarter, and net income of $0.4 million, or $0.02 basic and diluted earnings per share, for the quarter ended March 31, 2012. For the full-year fiscal 2012, the Company reported a net loss of $1.3 million, or $0.05 basic and diluted loss per share, compared with a net loss for the prior year of $9.7 million, or $0.38 basic and diluted loss per share.

Robert J. King, Jr., President and Chief Executive Officer, commented, “Our diligent efforts to improve the quality of our assets, strengthen our balance sheet and transform our business have allowed us to turn the corner in becoming a bank that is positioned for long-term growth and profitability. Strong mortgage banking activity and reduced costs have driven steady improvement in earnings, and the fourth quarter was our second profitable quarter in a row. It also marks our 11th consecutive quarterly improvement in asset quality ratios. We will continue to focus on our transformation strategy to deliver sustained profitability improvement by strengthening our commercial banking, small business lending and consumer service capabilities.”

Net Interest Income Improves

Net interest income continued to improve during the quarter to $5.7 million, an increase of $12,000, or 0.2%, over the linked quarter ended March 31, 2012. In this continued low-rate environment, the Company has been able to lower its funding costs at a slightly greater amount than the decline in the yield on its earning assets. This improvement is largely attributable to a higher level of performing interest-earning assets as the Company continues to successfully resolve and reduce its level of nonperforming assets. The net interest margin for the quarter was 3.07%, a slight decrease from the prior quarter net interest margin of 3.10%, as the mix of the higher level of interest-earning assets was less favorable as the Company works to redeploy its overnight funds position.

Compared with the year-ago quarter ended June 30, 2011, net interest income for the quarter increased $0.3 million, or 4.8%. The net interest margin improved 12 basis points from the prior-year net interest margin of 2.95%. This improvement is also attributable to the reduced level of nonperforming assets along with the strategic increase in, as well as a change in the mix of, average earning assets.

Mortgage Banking Activity Remains Strong, Boosting Non-interest Income Compared with Prior-Year Quarter

Mortgage banking volumes remained strong during the quarter ended June 30, 2012, as a result of the historical low interest rate environment and home refinance programs. Revenue from mortgage banking activities totaled $3.0 million during the quarter. Although mortgage banking volumes were strong, they were slightly lower than the quarter ended March 31, 2012, resulting in a comparative decline of $0.3 million. Non-interest income totaled $3.0 million for the quarter, a decrease of $0.2 million from the previous quarter. Contributing to the strong level of non-interest income, the Company realized a gain of $0.2 million from its Small Business Administration lending program as this new initiative takes hold. Partially offsetting this pick-up in non-interest income was an increase in credit-related costs associated with other real estate owned, which increased $0.1 million compared with the prior quarter and totaled $0.7 million. The credit-related costs resulted from updated valuations on other real estate owned and losses on property dispositions.

In comparison with the same period of the prior year, non-interest income increased $1.0 million, primarily due to higher mortgage banking revenues of $2.2 million in the current period. This increase was partially offset by a $1.2 million decrease in gains on the sale of mortgage-backed securities.

Regulatory Order Asset Quality Metrics Exceeded as Nonperforming Assets Continue to Decline

During the quarter, the Company met and now exceeds the asset quality requirements of its regulatory order as it has reduced its level of classified assets to core capital plus general valuation allowance ratio to 48.2% at June 30, 2012, and reduced its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio to 55.0%. The regulatory order requires these specific ratios to be no greater than 50% and 65%, respectively. This significant milestone occurred as the Company registered its 11th consecutive quarter of progress in reducing its problem assets and marks yet another step with respect to its multi-year strategic plan to improve the Bank’s balance sheet, reduce problem assets, and build the infrastructure and culture needed to transform itself into a relationship-based commercial bank. During the quarter, nonperforming loans decreased $3.6 million, or 15.5%, to $19.9 million, compared with the third quarter of fiscal 2012, while other real estate owned decreased $1.8 million to $7.7 million, resulting in total nonperforming assets of $27.6 million. This was a decrease of $5.5 million, or 16.5%, compared with total nonperforming assets of $33.1 million at March 31, 2012, and a decline of $32.3 million, or 53.9%, since June 30, 2011.

“We are proud of the hard work everyone on our team has done to achieve compliance with all of our regulatory targets during a very difficult macroeconomic period,” King said. “We look forward to continuing our progress as we further improve our market position, asset quality and profitability.”

The provision for loan losses totaled $1.5 million for the current quarter compared with $2.0 million and $4.2 million for the quarters ended March 31, 2012 and June 30, 2011, respectively. Although credit costs remain somewhat elevated in this persistently difficult economic operating environment, the lower provision reflects the continued progress in improving overall asset quality and reducing the level of problem loans. The Company remains confident in its ability to continue its progress in addressing problem loans.

The allowance for loan losses at June 30, 2012 was $16.1 million, or 2.9% of total loans. This compares with an allowance of $16.9 million, or 3.0% of total loans, at March 31, 2012, and $30.0 million, or 5.2% of total loans, at June 30, 2011. The decrease from June 30, 2011 resulted from charging off loans that were previously treated as specific valuation allowances. The allowance’s coverage of nonperforming loans again improved during the quarter, increasing to 80.7% at June 30, 2012, compared with 71.8% at March 31, 2012, and 59.6% at June 30, 2011.

Non-interest Expense Managed

Non-interest expense totaled $6.6 million for the current quarter, compared with $6.5 million for the fiscal 2012 third quarter and $6.3 million for the year-ago quarter. The Company continues to successfully manage its expense level while executing its turnaround and investing in the infrastructure and personnel necessary to expand the targeted business lines as part of its transformation.

Pre-tax, Pre-credit Provision Income Improves Sequentially

One metric that management believes is useful in analyzing performance is pre-tax, pre-credit provision income, which adjusts earnings to exclude loan loss provision expense, credit-related charges involving the valuation and disposition of other real estate owned, and securities gains or losses. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends. The quarterly pre-tax, pre-credit provision income at June 30, 2012 was $2.8 million, compared with $3.0 million for the quarter ended March 31, 2012, and $0.5 million for the prior-year quarter.

A reconciliation of net earnings reported under generally accepted accounting principles (GAAP) to pre-tax, pre-credit provision income (a non-GAAP metric) for the quarters ended June 30, 2012, March 31, 2012, and June 30, 2011 is as follows (dollars in millions):

	June 30, 2012	March 31, 2012	June 30, 2011
Net income (loss)	$0.8	$0.4	$(2.6)
Federal income tax provision (benefit)	(0.2)	0.0	(0.4)

Pre-tax income (loss)	0.6	0.4	(3.0)
Securities gains	0.0	0.0	(1.2)
Provision for loan losses	1.5	2.0	4.2
Loss/write-down (gain) on real estate owned	0.7	0.6	0.5

Pre-tax, pre-credit provision income (loss)	$2.8	$3.0	$0.5

Pre-tax, pre-credit provision income declined by approximately $0.2 million compared with the March 31, 2012 period, as a result of slightly lower income from mortgage banking activities of $0.3 million, higher income from the sale of SBA loans of $0.2 million and slightly higher operating expenses of $0.1 million.

Pre-tax, pre-credit provision income increased from the June 30, 2011 period by $2.3 million, primarily due to the higher mortgage banking income for the current period of $2.2 million, higher SBA income of $0.1 million, along with an increase of $0.3 million in net interest income and higher operating costs of $0.3 million compared with the prior-year period.

Bank Capital Ratios Exceed Regulatory Levels

The Bank’s capital ratios have continued to exceed the requirements prescribed under the regulatory order for fiscal 2012. As of June 30, 2012, the ratio of tier one (core) capital to adjusted total assets stood at 8.74% and total risk-based capital to risk-weighted assets was 13.10%. The requirements under the regulatory order are 8.00% and 12.00%, respectively. The Company’s tangible book value now stands at $2.74 per share.

Fiscal 2012 Full-Year Results

For the year ended June 30, 2012, the Company’s net loss totaled $1.3 million, or $0.05 basic and diluted loss per share, compared with a loss of $9.7 million, or $0.38 basic and diluted loss per share, for 2011. The $8.4 million improvement in the Company’s results is attributable to a $1.2 million improvement in net interest income; a reduction in the provision for loan losses of $6.6 million as a result of the improved asset quality; a $1.1 million increase in non-interest income from higher overall mortgage banking revenue of $2.5 million less a decline in gains on sale of securities of $1.2 million; a $0.9 million increase in non-interest expense; and lower federal income tax provision of $0.3 million.

About PVF Capital Corp.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Use of Non-GAAP Financial Measures

This release included certain financial information determined by methods other than in accordance with GAAP. One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is pre-tax, pre-credit provision income. This is the level of earnings adjusted to exclude the impact of:

•

provision expense and credit related charges involving the valuation and disposition of other real estate owned, which are excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile; and

•

certain items identified by management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends.

Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. Non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30, 2012	June 30, 2011
ASSETS
Cash and amounts due from financial institutions	$5,840,608	$19,138,325
Interest-bearing deposits	114,269,532	130,153,080

Total cash and cash equivalents	120,110,140	149,291,405
Securities available for sale	23,271,082	8,946,674
Mortgage-backed securities available for sale	15,386,962	4,972,121
Loans receivable held for sale, net	25,062,786	9,392,389
Loans receivable, net of allowance of $16,052,865 and $29,996,893, respectively	541,627,515	547,282,037
Office properties and equipment, net	7,237,165	7,556,764
Real estate owned, net	7,733,578	7,972,753
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,648,663	23,420,089
Prepaid expenses and other assets	14,560,882	15,409,502

Total assets	$791,449,873	$787,054,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non-interest-bearing deposits	$51,786,588	$32,133,869
Interest-bearing deposits	604,192,552	620,437,966

Total deposits	655,979,140	652,571,835
Note payable	1,046,111	1,152,778
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	4,469,292	11,212,923
Accrued expenses and other liabilities	24,224,709	15,835,317

Total liabilities	720,719,252	715,772,853

Stockholders’ equity
Serial preferred stock, none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,217,796 and 26,142,443 shares issued	262,178	261,424
Additional paid-in capital	100,897,560	100,543,717
Retained earnings (accumulated deficit)	(26,119,854)	(24,788,778)
Accumulated other comprehensive income (loss)	(472,116)	(897,235)
Treasury stock at cost, 472,725 shares	(3,837,147)	(3,837,147)

Total stockholders’ equity	70,730,621	71,281,981

Total liabilities and stockholders’ equity	$791,449,873	$787,054,834

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest and dividends income
Loans	$7,015,317	$7,098,127	$28,382,546	$30,214,747
Mortgage-backed securities	78,913	401,955	289,690	1,749,216
Federal Home Loan Bank stock dividends	135,375	142,151	537,608	560,354
Securities	131,382	57,283	316,180	241,238
Federal funds sold and interest-bearing deposits	67,303	62,817	321,889	216,221

Total interest and dividends income	7,428,290	7,762,333	29,847,913	32,981,776

Interest expense
Deposits	1,469,123	2,062,707	6,793,493	9,247,128
Long-term borrowings	268,011	269,729	1,080,898	2,913,075

Total interest expense	1,737,134	2,332,436	7,874,391	12,160,203

Net interest income	5,691,156	5,429,897	21,973,522	20,821,573
Provision for loan losses	1,500,000	4,150,000	6,982,000	13,540,000

Net interest income after provision for loan losses	4,191,156	1,279,897	14,991,522	7,281,573

Non-interest income
Service charges and other fees	215,252	202,600	838,333	694,547
Mortgage banking activities, net	2,987,630	836,917	9,137,364	6,615,079
Gain on sale of SBA loans	234,775	114,453	455,993	114,453
Increase in cash surrender value of bank-owned life insurance	54,658	66,661	228,573	276,056
Gain on sale of mortgage-backed securities	—	1,232,112	—	1,232,112
Gain (loss) on real estate owned	(220,181)	(216,305)	(673,950)	(498,995)
Provision for real estate owned losses	(452,394)	(298,684)	(1,728,797)	(1,303,154)
Other, net	223,133	65,508	857,705	807,689

Total non-interest income	3,042,873	2,003,262	9,115,221	7,937,787

Non-interest expense
Compensation and benefits	2,980,425	2,957,015	11,461,869	10,710,612
Office occupancy and equipment	580,459	454,548	2,351,359	2,471,196
FDIC insurance	431,895	423,783	1,727,508	2,131,524
Professional and legal	105,000	90,595	410,000	416,077
Outside services	897,428	663,096	2,746,530	2,159,777
Maintenance contracts	203,054	175,051	843,736	618,375
Franchise tax	206,138	225,428	881,994	818,726
Real estate owned and collection expense	563,551	739,232	2,534,228	2,945,405
Other	633,487	540,548	2,699,595	2,516,949

Total non-interest expense	6,601,437	6,269,296	25,656,819	24,788,641

Income (loss) before federal income taxes	632,592	(2,986,137)	(1,550,076)	(9,569,281)
Federal income tax provision (benefit)	(193,821)	(416,893)	(218,999)	121,839

Net income (loss)	$826,413	$(2,569,244)	$(1,331,077)	$(9,691,120)

Basic earnings (loss) per share	$0.03	$(0.10)	$(0.05)	$(0.38)

Diluted earnings (loss) per share	$0.03	$(0.10)	$(0.05)	$(0.38)

FINANCIAL HIGHLIGHTS

	At or for the three months ended
(dollars in thousands except per share data)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Balance Sheet Data:
Total assets	$791,450	$806,472	$794,823	$780,013	$787,055
Loans receivable	557,680	563,557	564,036	567,812	577,279
Allowance for loan losses	16,053	16,914	17,515	29,553	29,997
Loans receivable held for sale, net	25,063	16,386	8,221	12,857	9,392
Mortgage-backed securities available for sale	15,387	16,690	17,578	4,820	4,972
Cash and cash equivalents	120,110	134,496	151,850	150,272	149,291
Securities available for sale	23,271	24,218	5,017	2,985	8,947
Deposits	655,979	667,198	658,632	648,522	652,572
Borrowings	36,046	36,073	36,099	36,126	36,153
Stockholders’ equity	70,731	69,768	68,949	70,571	71,282
Nonperforming loans	19,900	23,542	30,313	47,972	50,347
Other nonperforming assets	7,734	9,552	9,995	7,925	7,973
Tangible common equity ratio	8.94%	8.65%	8.67%	9.05%	9.06%
Book value per share	$2.74	$2.70	$2.69	$2.75	$2.78
Common shares outstanding at period end	25,820,424	25,820,424	25,669,718	25,669,718	25,669,718

Operating Data:
Interest income	$7,428	$7,540	$7,481	$7,399	$7,762
Interest expense	1,737	1,861	2,055	2,222	2,332

Net interest income before provision for loan losses	5,691	5,679	5,426	5,177	5,430
Provision for loan losses	1,500	2,016	1,966	1,500	4,150

Net interest income after provision for loan losses	4,191	3,663	3,460	3,677	1,280
Non-interest income	3,043	3,275	1,126	1,671	2,003
Non-interest expense	6,602	6,518	6,343	6,194	6,269

Income (loss) before federal income taxes	633	420	(1,757)	(846)	(2,986)
Federal income tax expense (benefit)	(194)	—	—	(25)	(417)

Net income (loss)	$826	$420	$(1,757)	$(821)	$(2,569)

Basic earnings (loss) per share	$0.03	$0.02	$(0.07)	$(0.03)	$(0.10)

Diluted earnings (loss) per share	$0.03	$0.02	$(0.07)	$(0.03)	$(0.10)

Performance Ratios:
Return on average assets	0.41%	0.21%	(0.89%)	(0.42%)	(1.31%)
Return on average equity	4.71%	2.42%	(10.07%)	(4.63%)	(14.10%)
Net interest margin	3.07%	3.10%	2.97%	2.80%	2.95%
Interest rate spread	2.99%	3.04%	2.90%	2.70%	2.86%
Efficiency ratio	70.69%	68.14%	82.10%	83.62%	93.82%
Stockholders’ equity to total assets (all tangible)	8.94%	8.65%	8.67%	9.05%	9.06%

Asset Quality Ratios:
Nonperforming assets to total assets	3.49%	4.10%	5.07%	7.17%	7.41%
Nonperforming loans to total loans	3.57%	4.18%	5.37%	8.45%	8.72%
Allowance for loan losses to total loans	2.88%	3.00%	3.11%	5.20%	5.20%
Allowance for loan losses to nonperforming loans	80.67%	71.85%	57.78%	61.60%	59.58%
Net charge-offs to average loans, annualized	1.64%	1.86%	9.90%	1.33%	2.73%

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.74%	8.55%	8.23%	8.62%	8.63%
Ratio of tier one (core) capital to adjusted total assets	8.74%	8.55%	8.23%	8.62%	8.63%
Ratio of tier one risk-based capital to risk-weighted assets	11.83%	11.66%	11.25%	11.68%	11.60%
Ratio of total risk-based capital to risk-weighted assets	13.10%	12.93%	12.52%	12.95%	12.87%